As filed with the Securities and Exchange Commission on September 16, 2014

Registration No. 333-194933

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRANS WORLD ENTERTAINMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	451220 (Primary Standard Industrial Classification Code Number)	14-1541629 (I.R.S. Employer Identification Number)

38 Corporate Circle
Albany, New York 12203
(518) 452-1242
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John Anderson
Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York 12203
(518) 452-1242
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

William M. Hartnett
Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005
(212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, 0.01 par value per share	83,389 shares	$5.26	$438,626.14	$56.50

(1)	Highest price paid per share in connection with the original sale of the securities subject to the rescission offer covered by this registration statement.
(2)	Represents the product of the amount to be registered and the proposed maximum offering price per share.
(3)	Calculated pursuant to Rule 457(j) on the basis of the proposed maximum offering price described in Note 2.
(4)	Previously paid.

PROSPECTUS

Trans World Entertainment Corporation

83,389 Shares

Trans World Entertainment Corporation 401(k) Savings Trust
Trans World Entertainment Corporation 401(k) Savings Plan
Rescission Offer

Under the terms and conditions described in this prospectus, we are offering to rescind (the “Rescission Offer”) the previous purchase of shares of Trans World Entertainment Corporation common stock, par value $0.01 per share, by persons who acquired such shares (the “Shares”) under the Trans World Entertainment Corporation 401(k) Savings Plan (the “Plan”) between November 1, 2012 and November 15, 2013 (the “Purchase Period”).

The Rescission Offer applies to Shares purchased during the Purchase Period at prices ranging from $3.29 per Share to $5.26 per Share. For purposes of the Rescission Offer the price paid or received for the purchase or sale of Shares during the Purchase Period is net of commissions and any other applicable fee.

If you purchased Shares pursuant to the Plan during the Purchase Period and accept the Rescission Offer, you will receive:

•	In the event you sold such Shares at a loss, an amount equal to the excess of the amount you paid for such Shares over the proceeds from your sale of the Shares, plus interest.
•

In the event you currently hold such Shares, upon your tender of such Shares to us by accepting the Rescission Offer, the amount you paid for such Shares, plus interest from the date of the purchase. However, we will not repurchase the Shares if the amount you paid for the Shares, plus interest, is less than the closing price of the Shares on the date of expiration of this Rescission Offer.

Although this prospectus uses the term “interest” when describing the calculation of the Rescission Offer price, the term is only intended to describe the method used to calculate the payment amount, and the payment is not considered interest for federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your Shares.

The Rescission Offer will expire at 5:00 p.m., Eastern Time, on October 21, 2014 (the “Expiration Date”), which is 35 days from the date of this prospectus.

Our common stock is listed on The NASDAQ Global Select Market under the trading symbol “TWMC.” The last reported sale price of our common stock (as reported on The NASDAQ Global Market) on September 15, 2014, was $3.62 per share. Our principal executive offices are located at 38 Corporate Circle, Albany, New York 12203. Our telephone number is (518) 452-1242.

You may elect to accept the Rescission Offer by submitting a Rescission Offer Acceptance Form to us on or before the Expiration Date as set forth in this prospectus. You do not need to take any action to reject the Rescission Offer. If you fail to return the Rescission Offer Acceptance Form by the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register shares of our common stock purchased pursuant to the Plan during the Purchase Period. In any event, any such claim may be barred by applicable statutes of limitations. See “Risk Factors—Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer” on page 8.

Investing in shares of our common stock involves risks. See “Risk Factors” on page 8.

The Shares subject to the Rescission Offer may be deemed not to have been properly registered under the Securities Act of 1933, as amended (the “Securities Act”), because we never registered shares of our common stock with the Securities and Exchange Commission (the “SEC”) for offer and sale to participants under the Plan.

The Staff of the SEC takes the position that an offer to rescind a sale of securities constitutes a new offer to sell the securities. Consequently, absent an applicable exemption, the new offer is subject to the registration provisions of the Securities Act. This prospectus is part of a Registration Statement on Form S-1 filed with the SEC to register these shares, regardless of whether or not you accept the Rescission Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 16, 2014.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Trans World,” the “Company,” “we” “us,” and “our” refer to Trans World Entertainment Corporation and its subsidiaries.

-i-

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this prospectus or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, future performance developments, events, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. Such statements include, but are not limited to, those relating to the effects of growth, our principal investing activities, levels of assets under management and our current equity capital levels. Forward-looking statements involve risks and uncertainties. You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to:

•	our expectations regarding the effect of the Rescission Offer on the rescission or damage rights of Plan participants;
•	the applicability of exemptions from state law with respect to the sale and issuance of the Shares and to the Rescission Offer;
•	new product introductions;
•	accelerated declines in compact disc and DVD industry sales;
•	the highly competitive nature of the retail entertainment business;
•	new technology, including digital downloading;
•	competitive pricing;
•	current economic conditions;
•	dependence on key employees and the ability to hire new employees;
•	the Company’s level of debt and related restrictions and limitations;
•	future cash flows;
•	availability of real estate;
•	vendor terms;
•	interest rate fluctuations;
•	adverse publicity;
•	product liability claims; and
•	changes in laws.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the Securities and Exchange Commission (the “SEC”), for a more detailed discussion of these risks and uncertainties and other factors. Any forward-looking statements should be read and interpreted together with these and other filings. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements. Except as required by law, Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Rescission Offer. These questions and answers do not address all questions that may be important to you as a participant in the Plan who acquired Shares between November 1, 2012, and November 15, 2013. Please refer to “The Rescission Offer” beginning on page 11 and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully.

Q:	Why are you making the Rescission Offer?
A:

Prior to November 15, 2013, participants could purchase interests in Trans World Entertainment Corporation common stock through the Plan. The directed Trustee of the Plan, T. Rowe Price Trust Company (the “Trustee”), purchased shares of Trans World Entertainment Corporation common stock pursuant to the direction of Plan participants. Although the shares of Trans World Entertainment Corporation common stock held by the Trustee may have been purchased in the open market by the Trustee, the SEC takes the position that we are required to register with the SEC the deemed sale of these shares, as well as the sale of shares we have contributed directly to the Plan. We have discovered that we inadvertently never registered shares of our common stock for sale to Plan participants in connection with the Plan.

We are making the Rescission Offer with respect to 83,389 Shares sold pursuant to the Plan from November 1, 2012, through November 15, 2013. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of inadvertently not having registered shares of common stock for sale to Plan participants in accordance with applicable federal registration requirements. We believe that the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year. In determining the Purchase Period, we selected a date after which no unregistered sales of Shares were made under the Plan as the ending date of the Purchase Period, and the date that is twelve months prior to that date. Non-employee members of our Board of Directors were not eligible to participate in the Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers and employee members of our Board of Directors who purchased Shares pursuant to the Plan during the Purchase Period have informed us that they do not intend to participate in the Rescission Offer.

The Rescission Offer covers only the 83,389 Shares issued between November 1, 2012 and November 15, 2013. The Rescission Offer does not cover Shares issued prior to November 1, 2012 because we believe that the applicable statute of limitations has already expired with respect to shares issued prior to November 1, 2012 when we discovered that we never registered shares of our common stock for sale to Plan participants in connection with the Plan. The Rescission Offer does not cover Shares issued after November 15, 2013 because we no longer offered Plan participants the option to purchase Shares pursuant to the Plan after that date.

Q:	What will I receive if I accept the Rescission Offer?
A:	The answer to this question depends on whether you still hold the Shares purchased pursuant to the Plan during the Purchase Period:
•

If you have sold such Shares at a loss, we will pay you an amount equal to the amount of the loss, plus interest at a rate of 0.19% per year. Interest will be paid on the amount you originally paid for the Shares during the period from the date of your purchase of the Shares through the Expiration Date. Interest will also be paid on the loss you realized from your sale of the Shares from the date of your sale through the date that payment is made by us.

•

If you currently hold such Shares, we will repurchase such Shares for the amount you paid for such Shares, plus interest at a rate of 0.19% per year from the date you purchased the Shares through the Expiration Date. However, we will not repurchase the Shares if the amount you paid for the Shares, plus interest (to the Expiration Date), is less than the closing price of the Shares as of the Expiration Date, as it would not be economically beneficial to you.

Q:	When and how will I receive payment for my Shares if I properly accept the Rescission Offer?
A:

If we receive a legible, properly completed Rescission Offer Acceptance Form from you on or before 5:00 p.m., Eastern Time, on the Expiration Date and we determine that you are eligible to accept the Rescission Offer, we expect that on or before October 29, 2014:

•

If you still have a Plan account, whether or not you are an active employee of Trans World Entertainment Corporation, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your Plan account and invested in the T. Rowe Price Stable Value Fund. You may exchange the amount invested in the T. Rowe Price Stable Value Fund into other investment funds available under the Plan in accordance with the Plan’s normal procedures.

•

If you no longer have a Plan account, a Plan account will be established for you and all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in the T. Rowe Price Stable Value Fund You may exchange the amount invested in the T. Rowe Price Stable Value Fund into other investment funds available under the Plan in accordance with the Plan’s normal procedures. Distributions from your Plan account will be managed in accordance with the terms of the Plan as follows:

•

Plan account balance greater than $5,000. If your Plan account balance is greater than $5,000 and you are currently not employed by Trans World Entertainment Corporation, your assets will remain in the plan until you choose a distribution from the following options: (1) a direct rollover to an IRA or another qualified plan, (2) a lump sum payment, or (3) installment payments. Absent a consent to a distribution by you, your account balance will remain in the Plan until a distribution is required by the Plan’s mandatory distribution rules. You should review the Plan Summary Plan Description for more information on mandatory distribution events.

•

Plan account balance of $5,000 or less. If your Plan account balance is less than or equal to $5,000 and you are currently not employed by Trans World Entertainment Corporation, your account balance will automatically be distributed to you at the end of the year, and you may elect one of the following: (1) direct rollover to an IRA or another qualified plan, or (2) lump sum payment. You will receive notification and information about distribution options after the date your rescission proceeds are credited to your Plan account and before the distribution is made. If you do not make an election within 90 days following that notification, your account balance will be distributed to you in a lump sum or, if your account balance is greater than $1,000 but less than or equal to $5,000, your account balance will automatically be directed to a rollover IRA.

To make any of the above elections, contact Edwin Sapienza (518) 452-1242. Proceeds will be transferred to your Plan account within approximately five business days following the Expiration Date.

We strongly encourage you to review the Plan’s Summary Plan Description that contains additional information on distribution of account balances. To obtain a copy of the Plan’s Summary Plan Description, contact Edwin Sapienza at (518) 452-1242. Payment of proceeds directly to you may result in adverse tax consequences. See “Material U.S. Federal Income Tax Considerations.”

Q:	What interest rate will be used in calculating any amounts owed to me?
A:	We will use an annual interest rate of 0.19%, which is calculated on the basis of the highest weekly average one-year constant maturity Treasury yield in effect at any time during the Purchase Period.

Q:	Does it matter whether I purchased Shares through salary deferrals, rollover contributions, loan repayments, company contributions or transfers between investment funds?
A:	No. All purchases of Shares made pursuant to the Plan during the Purchase Period will be considered when determining whether you are eligible to accept the Rescission Offer.
Q:	Am I required to accept the Rescission Offer?
A:

No. You are not required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary. If you are an employee of Trans World Entertainment Corporation, acceptance or rejection of the Rescission Offer will not have any bearing or effect on your employment status.

Q:	Should I accept the Rescission Offer?
A:

You must make your own decision whether to accept the Rescission Offer. In making your decision whether to accept the Rescission Offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the Rescission Offer (see “Material U.S. Federal Income Tax Consequences”) and, if you now hold Shares you purchased during the Purchase Period, the possibility that the value of such Shares may increase or decrease after the Expiration Date.

You should note, however, that under the terms of the Rescission Offer, we will not repurchase any Shares unless our records indicate that (1) you sold Shares you purchased during the Purchase Period for less than you paid for them and/or (2) you now hold Shares you purchased during the Purchase Period that on the Expiration Date are worth less than the Rescission Offer price. In applying those criteria, we will use a “first-in, first-out,” or “FIFO,” principle in determining whether Shares were sold at a loss and whether you now hold Shares eligible for repurchase pursuant to the Rescission Offer. You should apply the same principle in determining whether or not to accept the Rescission Offer. An example calculation using the FIFO principle is included with the Rescission Offer Acceptance Form that accompanies this prospectus.

WE URGE YOU TO REVIEW THIS PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.
If you have questions about the Rescission Offer acceptance process, you can call Edwin Sapienza (518) 452-1242, Monday through Friday between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.
Q:	Will there be any restrictions on the future transfer of my shares if I do not accept the Rescission Offer?
A:

The shares of common stock which are the subject of this Rescission Offer have now been registered under the Securities Act of 1933 by virtue of the registration statement of which this prospectus is a part. We believe that these shares are transferable by plan participants in the ordinary course, subject to restrictions on trading that may be applicable from time to time (as in the case of the Company’s customary “blackout” periods).

Q:	Where can I find information about my purchases and sales of Shares?
A:

Detailed information about your purchases of Shares during the Purchase Period and any subsequent sales of such Shares is available to you through your online account. You can access your online account through www.rps.troweprice.com.

Q:	Will the Rescission Offer affect my ability to direct transactions in my account?
A:

Yes. In order to ensure smooth processing of the Rescission Offer, if you hold Shares in the Plan as of the Expiration Date, all transactions relating to Shares in your Plan account will be temporarily suspended on the Expiration Date whether or not you accept the Rescission Offer and whether or not we repurchase your Shares. This temporary suspension is called a “blackout period.” As a result, you will be subject to the risk that, due to events in the securities markets, the value of your Plan account could significantly decline during this period and you would not be able to sell Shares under the Plan to avoid this result. For more information about the blackout period, see “Notice of Blackout Period.” The blackout period will commence at 5:00 p.m., Eastern Time, on the Expiration Date and is anticipated to end at 12:01 a.m., Eastern Time, on October 29, 2014. You will be notified in the event that the blackout date is extended past such date.

Q:	What is the effect of the Rescission Offer on my ability to assert claims?
A:

The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. The staff of the SEC takes the position that a rescission offer does not alter a person’s remedies under the Securities Act.

For a more detailed description of the effect of the Rescission Offer on any applicable federal securities law claims, see “Risk Factors—The Rescission Offer may not bar claims relating to our issuance of shares in excess of the number registered, and we may continue to be contingently liable for rescission or damages in an indeterminate amount” and “Risk Factors—Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.”

Q:	May I accept the Rescission Offer in part?
A:

No. If you accept the Rescission Offer, then you must accept it for all Shares that were purchased during the Purchase Period that you still hold as well as all Shares that you purchased during the Purchase Period that were sold at a loss. As described above, however, if you accept the Rescission Offer, we will only repurchase those Shares that, as of the Expiration Date, have a value less than the price you paid for the Shares, plus interest (to the Expiration Date).

If you do not accept the Rescission Offer, you will retain ownership of all of your Shares and will not receive any payment for the Shares subject to the Rescission Offer.
Q:

What happens if I accept the Rescission Offer for Shares that I currently hold in my account but the amount I would receive for the Shares is less than the closing price of the Shares on the Expiration Date?

A:

If you submit a Rescission Offer Acceptance Form, we will not repurchase those Shares for which the price per Share that you paid, plus interest (to the Expiration Date), is less than the closing price of a Share as of the Expiration Date. Accordingly, those Shares will remain in your Plan account.

Q:	What are the tax consequences if I accept the Rescission Offer?
A:	The federal tax consequences to you depend on your specific circumstances, including whether you currently have a Plan account.
•

If you currently have a Plan account, in general, the sale to us of Shares and the Plan’s receipt of any funds pursuant to your acceptance of the Rescission Offer will not be considered taxable events for federal income tax purposes. This is because all the funds we pay as a result of your acceptance of the Rescission Offer will be paid to the Plan Trustee and not directly to you. However, upon any later withdrawal or distribution of funds from your Plan account, the distributed funds, including amounts attributable to the Rescission Offer generally will be taxable as ordinary income to you. Furthermore, an additional ten percent federal income tax may be imposed, depending on your age. See the section of this Prospectus entitled “Material U.S. Federal Income Tax Consequences” for more information.

•

If you do not currently have an individual Plan account because you have directed and caused a full distribution from the Plan, any amounts paid in respect of the Rescission Offer will be paid to a new Plan account established for you and will not be considered a taxable event for federal income tax purposes. These amounts will be distributed to you under the Plan’s distribution rules, which vary based on your personal circumstances, such as your Plan account balance, age, and employment. Thus, you should review the Plan’s Summary Plan Description for more information on your distribution options. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event for federal income tax purposes. If the proceeds from the Rescission Offer are not rolled over, however, and you receive a distribution from the Plan, such distribution will generally be taxable as ordinary income to you. An additional ten percent federal income tax may be imposed depending on your age. See the section of this Prospectus entitled “Material U.S. Federal Income Tax Consequences” for more information.

You should also consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the U.S. federal, state, local, foreign and other tax consequences and the potential changes in applicable tax law.

Q:	When does the Rescission Offer expire?
A:	The Rescission Offer expires at 5:00 p.m., Eastern Time, on October 21, 2014.
Q:	What do I need to do now to accept the Rescission Offer?
A:

You may mail or fax to us your Rescission Offer Acceptance Form or send it by overnight delivery service. In order to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail, fax or overnight delivery service so that it is received by us on or before 5:00 p.m., Eastern Time, on October 21, 2014. The Rescission Offer Acceptance Form must be legible. You may mail or deliver by overnight delivery service your Rescission Offer Acceptance Form to:

Trans World Entertainment Corporation Rescission Offer 38 Corporate Circle Albany, New York 12203
You may fax your Rescission Offer Acceptance Form to (518) 862-9747.

If you choose to accept the Rescission Offer, we recommend that you send or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE OF OCTOBER 21, 2014. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds, if any, will be disbursed to your 401(k) Plan account within approximately 5 business days following the Expiration Date of the Rescission Offer.

We recommend that you write down your identification number printed on your Rescission Offer acceptance form. You will need to provide that identification number if you change your mind and decide to revoke your acceptance of the offer prior to the Expiration Date.

Q:	What do I need to do now to reject the Rescission Offer and keep the Shares in my Plan account?
A:	You do not need to take any action to reject the Rescission Offer.

Q:	What happens if I do not return the Rescission Offer Acceptance Form?
A:

If you do not return the Rescission Offer Acceptance Form on or before 5:00 p.m., Eastern Time, on the Expiration Date, you will be deemed to have rejected the Rescission Offer, and any Shares you hold in your Plan account will remain in your account. In addition, the Shares that you now own and that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Q:	What happens to my Plan account if I reject the Rescission Offer?
A:

If you hold Shares under the Plan as of the Expiration Date, you will be subject to the blackout period even if you reject the Rescission Offer. This temporary suspension is called a “blackout period,” which will begin at 5:00 p.m., Eastern Time, on the Expiration Date. We currently anticipate the blackout period will end at 12:01 a.m., Eastern Time, on October 29, 2014. You will be notified in the event that the blackout period is extended past such date. The Shares will remain in your account and this Rescission Offer will not affect your ability to sell Shares once the blackout period ends.

Q:	Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?
A:

Yes. You can change your decision about accepting or rejecting the Rescission Offer by delivering notice of the change to us as described below at any time before 5:00 p.m., Eastern Time, on the Expiration Date.

If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, then you may reject the Rescission Offer by sending a notice via mail, overnight delivery service or fax that includes your name, your identification number located on your Rescission Offer Acceptance Form, and a clear indication that you are rejecting the Rescission Offer. You may send your notice of rejection to:

Trans World Entertainment Corporation Rescission Offer 38 Corporate Circle Albany, New York 12203
You may fax your notice of rejection to (518) 862-9747.

THIS NOTICE OF REJECTION MUST BE LEGIBLE AND RECEIVED BY MAIL, OVERNIGHT DELIVERY SERVICE OR FAX AT THE ABOVE ADDRESS ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE OF OCTOBER 21, 2014. OTHERWISE YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON THE ORIGINAL RESCISSION OFFER ACCEPTANCE FORM(S).

Q:	Does the Rescission Offer affect any loan repayments I am currently making to the Plan?
A:	If you have an outstanding loan from the Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of the Rescission Offer.
Q:	Who can help answer my questions?
A:

If you have any questions about accessing your Plan transaction history, you can find more information by accessing your account at www.rps.troweprice.com. If you need further assistance or if you do not have access to your online account, you should call Edwin Sapienza at (518) 452-1242 to request a detailed listing of your transactions by mail or fax. Please allow 13 days to receive your records.

If you have questions regarding the Rescission Offer, you may call Edwin Sapienza at (518) 452-1242, Monday through Friday, between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, including those risks identified under the caption “Risk Factors” in our Annual Report on Form 10-K. Please see “Where You Can Find More Information” on page 17.

The Rescission Offer may not bar claims relating to our issuance of shares in excess of the number registered, and we may continue to be contingently liable for rescission or damages in an indeterminate amount.

It is not certain that the Rescission Offer will have the effect of barring claims relating to our issuance of shares of common stock in excess of the number we registered. If a person accepts the Rescission Offer, but subsequently asserts a claim against us for an additional remedy, we would expect to assert that the person’s acceptance of the Rescission Offer eliminated any liability we might have had to that person under section 12 of the Securities Act. We do not believe that the original issuance of the Shares violated the registration requirements of any state securities laws. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages under federal law. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our financial condition or liquidity.

Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission, if any, will be preserved. The staff of the SEC takes the position that a rescission offer does not alter a person’s remedies under the Securities Act. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief. The Rescission Offer may also affect your right of rescission and your right to damages, if any, under state law. We believe that the sale of the Shares that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that the Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims as a result of the Rescission Offer.

Generally, the statute of limitations for enforcement of federal statutory rescission rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements. Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. Our Rescission Offer is not an admission that we did not comply with any federal and state registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you have.

You will not be permitted to conduct any transactions relating to the Shares within your Plan account for a period of time following the Expiration Date.

Because you will not be permitted to conduct any transactions with respect to Shares in your Plan account during this period, you will be subject to the risk that due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avoid or mitigate this result. In addition, any proceeds you receive for the sale of Shares in the Rescission Offer will not be deposited into your Plan account for up to approximately five business days following the Expiration Date. If you still have a Plan account, whether or not you are an active employee of Trans World Entertainment Corporation, these proceeds will be allocated to your Plan account and invested in T. Rowe Price Stable Value Fund. If you do not have a Plan account, a Plan account will be created for you and the funds will be invested in the T. Rowe Price Stable Value Fund. In all cases, you will be subject to the risk that the purchase price of the applicable investment could increase in value prior to the reinvestment of proceeds in your account, resulting in a higher Share cost for such investment. See “Notice of Blackout Period” for additional information.

Holders who do not accept the Rescission Offer may exercise their legal rights even after the end of the Rescission Offer.

An eligible holder who does not accept the Rescission Offer may assert his or her legal rights under section 12 of the Securities Act throughout the remaining statutory period, although in that case we would expect to assert, among other defenses, that the holder is estopped from asserting claims at that point.

OUR COMPANY

We were incorporated in New York in 1972. We own 100% of the outstanding common stock of Record Town, Inc., through which our principal operations are conducted. We operate retail stores and three e-commerce sites and we are one of the largest specialty retailers of entertainment products, including video, music, electronics, trend, video games and related products in the United States.

Our principal executive office is 38 Corporate Circle, Albany, New York 12203, and our telephone number is (518) 452-1242. Our internet address is www.twec.com. The information contained on our website is not part of this prospectus.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

The Plan is a qualified defined contribution plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The purpose of the Plan is to provide a voluntary, systematic method for participants to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax and, where allowed, state, city and county income tax, on such compensation. T. Rowe Price Trust Company is the directed Trustee of the Plan.

Amounts in participants’ accounts are held in a trust fund maintained for the benefit of participants in the Plan. There are currently 13 funds available to participants under the Plan.

Prior to November 15, 2013, plan participants could purchase shares of our common stock through the Plan. To effectuate purchases and sales of shares by participants, the Trustee from time to time purchased and sold our common stock in the open market at market prices. Although the shares of our common stock held by the Trustee were purchased in the open market by the Trustee, the SEC takes the position that we are required to register the deemed sale of these shares, as well as shares we contribute directly, to Plan participants with the SEC. In late October, 2013 we discovered that we had never filed a Form S-8 to register Shares under the Plan. Our inadvertent failure to register with the SEC the sale of certain shares of our common stock under the Plan may have constituted a violation of Section 5 of the Securities Act (which generally requires registration of offers and sales of securities) and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5).

We are making the Rescission Offer with respect to 83,389 Shares sold pursuant to the Plan during the Purchase Period. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Shares by Plan participants. Non-employee members of our Board of Directors were not eligible to participate in the Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers and employee directors who purchased Shares pursuant to the Plan during the Purchase Period do not intend to participate in the Rescission Offer.

The Rescission Offer covers only the 83,389 Shares issued between November 1, 2012 and November 15, 2013. The Rescission Offer does not cover Shares issued prior to November 1, 2012 because we believe that the applicable statute of limitations has already expired with respect to shares issued prior to November 1, 2012 when we discovered that we never registered shares of our common stock for sale to Plan participants in connection with the Plan. The Rescission Offer does not cover Shares issued after November 15, 2013 because we no longer offered Plan participants the option to purchase Shares pursuant to the Plan after that date.

This Rescission Offer is the only rescission offer we will make relating to the inadvertent issuances. The offer is a partial offer in that we are making it only to certain purchasers as described in this prospectus. We do not intend to make a future offer covering any other purchasers who are not covered by this offering. We do not expect the Rescission Offer to have any material effect on us, whether holders of all, some, or none of the Shares eligible for the Rescission Offer accept the Rescission Offer.

Effect of the Rescission Offer

If you reject, fail to timely accept, or fail to accept in full, the Rescission Offer by 5:00 p.m., Eastern Time, on the Expiration Date, or if you accept the Rescission Offer but we determine that you are not eligible to accept the Rescission Offer under the terms set forth in this prospectus, you will retain ownership of the Shares in the Plan and will not receive any payment for the Shares subject to the Rescission Offer. In addition, the Shares that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Your acceptance of the Rescission Offer may preclude you from later seeking similar relief, if any is available. For federal securities law purposes, rejection or the failure to accept a rescission offer may not terminate an offeree’s right to bring a civil action against the offeror for failure to register securities under the Securities Act before expiration of the applicable statute of limitations. The staff of the SEC takes the position that a rescission offer does not alter a person’s remedies under the Securities Act. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The above discussion relates primarily to your potential rescission rights and does not address the antifraud provisions of federal securities laws or rights under state securities laws, common law or equity. We do not believe that acceptance or rejection of the Rescission Offer will have any effect on any rights of any holder under applicable antifraud provisions of federal or state securities laws or under common law or equity. We believe that the sale and issuance of the Shares that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that this Rescission Offer is exempt from registration under state laws and thus need not comply with state laws regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with any applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer.

Generally, the federal statute of limitations for enforcement of such statutory rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements. We believe that the one-year federal statute of limitations on sales of shares of our common stock prior to November 1, 2012 has expired. Our Rescission Offer is not an admission that we did not comply with any federal or state registration or disclosure requirement nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you have or regarding any of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

If you fail to accept the Rescission Offer with respect to Shares eligible for the Rescission Offer, you will assume the risks of continued ownership of those Shares in the Plan, including the risk that the market price of the Shares on the date or dates you eventually sell Shares held in the Plan may be less than the amount you might receive for those Shares by accepting the Rescission Offer. Failure to accept the Rescission Offer may also affect any right you may have to rescind your acquisition of eligible Shares under either federal or state law. See “Risk Factors” beginning on page 8.

Terms of the Rescission Offer

If you purchased Shares through the Plan during the Purchase Period and have already sold such Shares at a loss, you may accept the Rescission Offer, in which case you will receive an amount equal to the amount you paid for the Shares less the proceeds of the sale of the Shares, plus interest at a rate of 0.19% per year. Interest will be paid on the amount originally paid for the Shares from the date you purchased the Shares through the date you sold the Shares. Interest will also be paid on the loss realized from your sale of the Shares from the date of such sale through the Expiration Date.

If you currently hold Shares purchased through the Plan during the Purchase Period, you may accept the Rescission Offer, in which case the Trustee will transfer the Shares to Trans World Entertainment Corporation and credit your Plan account with the amount you paid for the Shares, plus interest at a rate of 0.19% per year for the period from the date you purchased the Shares to the Expiration Date. However, we will not repurchase any Share if the price you paid for the Share plus interest (to the Expiration Date) is less than the closing price of the common stock as of the Expiration Date, as it would not be economically beneficial to you.

Shares will be deemed sold in the order in which you purchased them. In order to determine which Shares acquired during the Purchase Period are eligible for repurchase and which, if any, Shares so acquired were sold at a loss, all Shares acquired on your behalf pursuant to the Plan will be matched against all sales of Shares during or after the Purchase Period by matching the first Share acquired with the first Share sold. This principle, commonly called “first-in, first-out,” or “FIFO,” will be used in determining which Shares you sold at a loss and which Shares you now hold are eligible for repurchase and should be used by you to help determine whether or not you wish to accept the Rescission Offer. An example of the application of the FIFO principle is included with the Rescission Offer Acceptance Form that accompanies this Prospectus.

The Rescission Offer will expire at 5:00 p.m., Eastern Time, on October 21, 2014. If we receive a legible and properly completed Rescission Offer Acceptance Form from you on or before the deadline specified in the preceding sentence, and we determine that you are eligible to accept the Rescission Offer, we expect any proceeds to which you are entitled will be credited to your Plan account, or a Plan account established for you, within approximately 5 business days following the Expiration Date.

If you still have a Plan account, whether or not you are an active employee of Trans World Entertainment Corporation, we will credit all proceeds resulting from acceptance of the Rescission Offer to your Plan account, and the proceeds will be invested in the T. Rowe Price Stable Value Fund. If you no longer have a Plan account, a Plan account will be established for you and all proceeds payable to you under this Rescission Offer will be invested in T. Rowe Price Stable Value Fund. The Plan’s distribution rules vary based on your personal circumstances such as your account balance, age, and employment status. As a result, you should review the Plan’s Summary Plan Description and the “Questions and Answers About the Rescission Offer” included in this Prospectus for more information on your distribution options. Payment of proceeds directly to you may result in adverse tax consequences (see “Material U.S. Federal Income Tax Considerations”).

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

Acceptance of the Rescission Offer is optional. Generally, acceptance of the Rescission Offer is economically beneficial only if you have sold Shares purchased during the Purchase Period at a loss, or if you currently hold Shares purchased during the Purchase Period and the value of a Share on the Expiration Date is less than the price you paid for the Share, plus interest (to the Expiration Date).

You may accept your Rescission Offer by mail, overnight delivery service or fax. In order to accept the Rescission Offer, you must complete the Rescission Offer Acceptance Form and return it by mail, overnight delivery service or fax so that it is received by us on or before 5:00 p.m., Eastern Time, on October 21, 2014. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

Trans World Entertainment Corporation Rescission Offer
38 Corporate Circle
Albany, New York 12203

You may fax your Rescission Offer Acceptance Form to (518) 862-9747.

If you choose to accept the Rescission Offer, we recommend that you send or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 5:00 P.M., EASTERN TIME, ON THE

EXPIRATION DATE, OCTOBER 21, 2014. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your Plan account within approximately 5 business days following the Expiration Date.

How to reject the Rescission Offer

You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, you may reject the Rescission Offer by sending a notice that includes your name, your identification number located on your Rescission Offer Acceptance Form, and a clear indication that you are rejecting the Rescission Offer to the attention of Trans World Entertainment Corporation Rescission Offer, at the address or to the fax number above.

If you have previously accepted the Rescission Offer and you change your mind, we must receive a legible notice of rejection on or before 5:00 p.m., Eastern Time, on October 21, 2014. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your original Rescission Offer Acceptance Form.

IF YOU FAIL TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE, OCTOBER 21, 2014, OR ATTEMPT TO ONLY ACCEPT THE RESCISSION OFFER IN PART, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES INCLUDED IN THE SHARES UNDER FEDERAL SECURITIES LAWS. HOWEVER, FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES.

If you have questions regarding how to reject the Rescission Offer, you can also call Edwin Sapienza at (518) 454-1242 Monday through Friday between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time.

Funding the Rescission Offer

We have sufficient funds available to pay for the purchase of any Shares that may be tendered to us as a result of the Rescission Offer.

Questions about the Rescission Offer

If you have questions about the Rescission Offer, you may call Edwin Sapienza at (518) 452-1242, Monday through Friday, between 9:00 a.m. and 5:00 p.m., Eastern Time. If you have any questions about accessing your Plan transaction history, you can find more information by accessing your account at www.rps.troweprice.com. If you need further assistance or if you do not have access to your online account, you should call Edwin Sapienza at (518) 452-1242 to request a detailed listing of your transactions by mail or fax. Please allow 13 days to receive your Plan transaction history.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and only applies if you are an individual citizen or resident of the United States.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the U.S. federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.

Your acceptance or rejection of the Rescission Offer, or the sale of the Shares representing our common stock to us pursuant to the Rescission Offer or the receipt of the specified payment if you had previously sold your Shares at a loss, is not considered to be a taxable event before withdrawal or distribution of funds from your Plan account. If you currently have a Plan account, whether or not you are an active employee of Trans World Entertainment Corporation, your proceeds from the Rescission Offer will be credited to your Plan account and will be invested in the T. Rowe Price Stable Value Fund. Upon any later withdrawal or distribution, any proceeds from the Rescission Offer will generally be taxable as ordinary income. An additional ten percent income tax may be imposed in cases of early withdrawal from the Plan, including proceeds of the Rescission Offer.

If you have directed and caused a full distribution from the Plan and no longer have an individual account in the Plan, a new Plan account will be established for you and any amounts paid in respect of the Rescission Offer will be credited to your account and invested in the T. Rowe Price Stable Value Fund. The Plan’s distribution rules vary based on your personal circumstances such as your account balance, age, and employment status. As a result, you should review the Plan’s Summary Plan Description and the “Questions and Answers About the Rescission Offer” in this Prospectus for more information on your distribution options. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If the proceeds from the Rescission Offer are not rolled over, however, and you receive a distribution from the Plan, such distribution will generally be taxable as ordinary income to you as described above. An additional ten percent income tax may be imposed depending on your age.

To ensure compliance with U.S. Treasury Department Circular 230, we inform you that the preceding discussion (and any other discussion of U.S. federal tax issues herein) is not intended to be relied upon, and cannot be relied upon) by a participant in the Rescission Offer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code. Each prospective participant in the Rescission Offer should seek advice based on his or her own particular circumstances from an independent tax advisor.

USE OF PROCEEDS

We will receive no proceeds from the Rescission Offer.

NOTICE OF BLACKOUT PERIOD

This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. Section 2520.101-3, to the extent such requirements apply to the Rescission Offer. Accordingly, this notice is intended to inform affected participants (and beneficiaries) of the Plan of a “blackout period” during which their right to direct or diversify their Plan investments may be temporarily suspended.

If you are being offered the opportunity to participate in this Rescission Offer and you hold Shares in the Plan account on the Expiration Date, all transactions related to Shares in your Plan account will be temporarily suspended on the Expiration Date. The temporary suspension is called a “blackout period” and applies whether or not you accept the Rescission Offer. The blackout period will begin at 5:00 p.m., Eastern Time, on the Expiration Date, and is currently expected to end at 12:01 a.m., Eastern Time on October 29, 2014. You will be notified in the event that the blackout period is extended past October 29, 2014.

The blackout period is required to ensure smooth processing of the Rescission Offer. The Trustee will not permit any transactions related to Shares in your Plan account during the blackout period. This means:

•	you will be unable to direct or diversify your investments in your Plan account invested in Shares during the blackout period; and
•

all requests for distributions (including hardship distributions) that involve Shares will be delayed until after the blackout period ends (any requests made during the blackout period do not need to be remade once the blackout period ends).

You will need to initiate any requests prior to 5:00 p.m., Eastern Time, on the Expiration Date for those requests to take effect. It is important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify investments in your Plan account during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, such as the Shares, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Our common stock may have a wide price swing during the blackout period resulting in a large loss, and you will not be able to direct the sale of Shares from your Plan account during the blackout period.

If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact Edwin Sapienza at (518) 452-1242. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

For additional information and limitations on Plan investments and how to direct investment of your Plan account, see the Plan’s Summary Plan Description. To obtain a copy of the Plan’s Summary Plan Description, you may contact Edwin Sapienza at (518) 452-1242.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Additionally, we make these filings available, free of charge, at www.twcc.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on the website listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities we may offer, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. Upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the SEC’s public reference room described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, filed on April 17, 2014;
•	Our Quarterly Reports on Form 10-Q for the quarters ended May 3, 2014 and August 2, 2014, filed on June 12, 2014 and September 11, 2014, respectively;
•	Our Proxy Statement for the Annual Meeting of Stockholders to be held July 2, 2014, filed on May 30, 2014;

•	Our Current Reports on Form 8-K filed on March 6, 2014, March 7, 2014 (Item 1.01 only), July 8, 2014 and September 3, 2014; and

•

The description of our common stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A filed on July 21, 1986, including any amendment or report filed to update such description.

We will provide to each person, including any beneficial owner to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request a copy of any of this information by writing us at the following address: Trans World Entertainment Corporation, 38 Corporate Circle, Albany, NY 12203, Attention: John Anderson; or by calling John Anderson at telephone number (518) 452-1242.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities to be offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Trans World Entertainment Corporation and subsidiaries as of February 1, 2014 and February 2, 2013, and for each of the fiscal years in the three-year period ended February 1, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of February 1, 2014, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the expenses expected to be incurred in connection with the Rescission Offer. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$56.50
Accounting fees and expenses	5,000.00
Printing and mailing fees	15,000.00
Legal fees and expenses	100,000.00
Miscellaneous	2,000.00

Total	$122,056.50

Item 14. Indemnification of Directors and Officers.

Under our Restated Certificate of Incorporation and Amended Bylaws, our officers and directors are entitled to indemnification from Trans World to the fullest extent permitted by the Business Corporation Law of the State of New York, or BCL. In addition, Trans World may, to the fullest extent permitted by the BCL or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify its other employees and agents. Pursuant to Section 722 of the BCL, Trans World generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in the best interests of Trans World, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. Trans World also has the power to purchase and maintain insurance for its directors and officers.

The preceding discussion of our Restated Certificate of Incorporation and Section 722 of the BCL is not intended to be exhaustive and is qualified by the Restated Certificate of Incorporation and Section 722 of the BCL.

We have entered into indemnification agreements with each of our non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided but were entered into to establish processes and procedures for indemnification claims.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is a listing of all sales of securities by Trans World during the past three years not registered under the Securities Act of 1933, as amended:

During the third quarter of fiscal 2013, the Company determined that participants in the Trans World Entertainment Corporation 401(k) Savings Plan (the “401(k) Plan”) had invested in Company Common Stock (the “Common Stock”) under the 401(k) Plan that were not registered under the Securities Act of 1933. Purchases of Common Stock were made on the open market by the 401(k) Plan. Investments in the Common Stock during the third quarter of fiscal 2013 represented 2,568 shares of the Company’s Common Stock with an aggregate purchase price equal to $12,070. Under applicable federal securities laws, certain participants may have a right to rescind their investment and require the Company to repurchase its Common Stock for an amount equal to the price paid for the Common Stock (or if the Common Stock has been sold, to receive damages for any loss that was incurred on the sale), plus interest. Additionally, the Company may be subject to civil and other penalties by regulatory authorities. Generally, the federal statute of limitations applicable to securities rescission rights is one year from the date of acquisition of the security. Investments by the 401(k) Plan in the Common Stock during the preceding twelve months represented 59,992 shares of the Company’s Common Stock with an aggregate purchase price equal to $238,488. Based on the November 2, 2013 closing price for the Company’s Common Stock, the maximum potential payment for claims based on these rights is under $30,000.

The failure to register the shares of Common Stock under the 401(k) Plan was inadvertent and the Company intends to make a registered rescission offer to eligible plan participants in the fourth quarter of fiscal 2013. Based on the current market price of the Company’s Common Stock, the Company does not believe the potential liability for rescission claims is material to the Company’s financial condition or results of operations.

The Common Stock investment option was closed to participants effective November 15, 2013. No further Common Stock purchases by the 401(k) Plan will be permitted.

Item 16. Exhibits and Financial Statement Schedules.

(i) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation S-K;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, State of New York, on the 16th day of September, 2014.

TRANS WORLD ENTERTAINMENT CORPORATION

By:	/s/ JOHN ANDERSON (Chief Financial Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ ROBERT J. HIGGINS (Robert J. Higgins)	Chairman and Chief Executive Officer (Principal Executive Officer)	September 16, 2014
/S/ JOHN ANDERSON (John Anderson)	Chief Financial Officer (Principal Financial and Chief Accounting Officer)	September 16, 2014
* (Martin Hanaka)	Director	September 16, 2014
* (Robert Marks)	Director	September 16, 2014
* (Dr. Joseph G. Morone)	Director	September 16, 2014
* (Michael Nahl)	Director	September 16, 2014
* (Michael B. Solow)	Director	September 16, 2014

*	/S/ JOHN ANDERSON

John Anderson as Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
3.1	Restated Certificate of Incorporation—incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended January 29, 1994. Commission File No. 0-14818.
3.2

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818.

3.3

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818.

3.4	Amended By-Laws—incorporated herein by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K for the year ended January 29, 2000. Commission File No. 0-14818.
3.5	Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form S-4, No. 333-75231.
3.6	Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-4, No. 333-75231.
3.7

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed August 15, 2000. Commission File No. 0-14818.

3.8

Certificate of Amendment to the Certificate of Incorporation—incorporated herein by reference to Exhibit 2 to the Company’s Current Report on Form 8-A filed August 15, 2000. Commission File No. 0-14818.

4.1

Credit Agreement dated January 5, 2006, between Trans World Entertainment Corporation and Bank of America N.A.—incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed January 10, 2006. Commission File No. 0-14818.

4.2

First Amendment to Credit Agreement between Trans World Entertainment Corporation and Bank of America N.A.—incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed March 29, 2006. Commission File No. 0- 14818.

4.3

Second Amendment to Credit Agreement between Trans World Entertainment Corporation and Bank of America N.A.—incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 23, 2006. Commission File No. 0-14818.

4.4

Amended and Restated Credit Agreement between Trans World Entertainment Corporation and Bank of America N.A.—incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 15, 2010. Commission File No. 0- 14818.

4.5

First Amendment to Credit Agreement between Trans World Entertainment Corporation and Wells Fargo, National Association dated May 4, 2012—incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 7, 2012. Commission File No. 0-14818.

4.6

Consent dated November 27, 2012, pursuant to Amended and Restated Credit Agreement, dated as of April 15, 2010 by and between Trans World Entertainment Corporation and Wells Fargo Bank, National Association—incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 27, 2012. Commission File No. 0-14818.

*5.1	Opinion of Cahill Gordon & Reindel LLP regarding legality of common stock being registered.
10.1

Lease, dated April 1, 1985, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant and Amendment thereto dated April 28, 1986—incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1, No. 33-6449.

Exhibit Number	Description of Exhibit
10.2

Second Addendum, dated as of November 30, 1989, to Lease, dated April 1, 1985, among Robert J. Higgins, and Trans World Music Corporation, and Record Town, Inc., exercising five year renewal option—incorporated herein by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended February 3, 1990. Commission File No. 0-14818.

10.3

Lease, dated November 1, 1989, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant—incorporated herein by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended February 2, 1991. Commission File No. 0-14818.

10.5

Lease dated September 1, 1998, between Robert J. Higgins, as Landlord, and Record Town, Inc. and Trans World Music Corporation, as Tenant, for additional office space at 38 Corporate Circle—incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998. Commission File No. 0-14818.

10.6

Trans World Music Corporation 1990 Stock Option Plan for Non-Employee Directors, as amended and restated—incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 19, 2000. Commission File No. 0-14818.

10.7

Trans World Entertainment Corporation 1994 Stock Option Plan—incorporated herein by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 30, 1994. Commission File No. 0-14818.

10.8

Trans World Entertainment Corporation 1998 Stock Option Plan—incorporated herein by reference to Annex B to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 7, 1998. Commission File No. 0-14818.

10.9

Trans World Entertainment Corporation 1999 Stock Option Plan—incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 7, 1998. Commission File No. 0-14818.

10.10

Form of Indemnification Agreement dated May 1, 1995 between the Company and its officers and directors incorporated herein by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 29, 1995. Commission File No. 0-14818.

10.11

Trans World Entertainment Corporation 2002 Stock Option Plan—incorporated herein by reference to Annex A to Trans World’s Definitive Proxy Statement on Form 14A filed as of May 23, 2002. Commission File No. 0-14818.

10.12

Trans World Entertainment Corporation Supplemental Executive Retirement Plan, as amended—incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on July 16, 2012. Commission File No. 0-14818.

10.13

Employment Agreement, dated as of December 26, 2008, between the Company and Robert J. Higgins. Incorporated herein by reference to Exhibit 10.1 to the Company’s Form 8-K filed on December 29, 2008. Commission File No. 0-14818.

10.14

Trans World Entertainment Corporation 2005 Long Term Incentive and Share Award Plan incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 11, 2005. Commission File No. 0-14818.

10.15

Trans World Entertainment Corporation Executive Officers Bonus Plan—incorporated herein by reference to Appendix A to Trans World Entertainment Corporation’s Definitive Proxy Statement on Form 14A filed as of May 20, 2009. Commission File No. 0-14818.

*21	Significant Subsidiaries of the Registrant.
*23.1	Consent of KPMG LLP.
*99.1	Form of cover letter to Rescission Offer recipients.
*99.2	Form of Rescission Offer Acceptance Form.

*	Previously filed.